Exhibit 10.8

Executive CHANGE IN CONTROL SEVERANCE AGREEMENT

This Executive Change in Control Severance Agreement (as modified, amended or restated from time to time in the manner provided herein, this "Agreement"), is dated as of August 23, 2016 (the "Effective Date"), and is by and between Scott Popaditch, an individual (the "Employee"), and SPAR Group, Inc., a Delaware corporation (the "Company"). The Employee and Company may be referred to individually as a "Party" and collectively as the "Parties".

In consideration of past, present and future employment by the Company, the mutual covenants below and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by each Party), the Employee and Company, intending to be legally bound, hereby agree as follows:

Section 1.     Introduction and At Will Employment. Introduction. The Employee and the Company have entered into this Agreement in order to provide for the terms of the Employee's initial and continued "at will" employment with the Company in accordance with the Offer Letter (as defined below) and to provide for severance payments from the Company to the Employee under certain circumstances if the Employee leaves for Good Reason or is terminated other than in a Termination For Cause during the Protected Period (as all such terms are hereinafter defined). The effectiveness of this Agreement is conditioned on the Employee's execution and delivery to the Company of the other Related Documents (as defined below) and the commencement of his services on or before September 6, 2016 (as more fully provided in the Offer Letter).

(b)     Positions. With the approval of the SGRP Board and applicable SGRP Committee(s), the Company hereby appoints Employee to be the Chief Executive Officer and President of the Company as well as a Director, Officer and Executive of the Company (as such terms are defined in the Company's By-Laws), the Employee's start date will be on or before September 6, 2016 (as more fully provided in the Offer Letter), and the Employee will continue (while employed by the Company) to hold such positions for the Protected Period, subject to the pleasure of the Company, the SGRP Board and applicable SGRP Committee(s). The Employee also will be a director or officer of various of the Company's subsidiaries (as and to the extent designated and changed by the Company or the SGRP Board from time to time in its discretion).

(c)     At Will Employment. Notwithstanding the potential severance payments and other benefits under this Agreement, the Employee acknowledges and agrees that: (i) this Agreement is not intended, and shall not be deemed or construed, to in any way (A) create or evidence any employment agreement, contract, term or period of any kind or nature or (B) contradict, limit or modify the "at will" nature of the Employee's employment; and (ii) except as otherwise expressly provided in any other written agreement of the Company with the Employee and approved by the SGRP Board , the Employee's employment is "at will" and may be modified from time to time and terminated at any time by the Company in its discretion, for any reason or no reason whatsoever, and without any notice or benefit of any kind (other than any benefit expressly provided under the circumstances by this Agreement).

Section 2.     Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the By-Laws or SGRP Ethics Code, as applicable. As used in this Agreement, the following capitalized terms and non-capitalized words and phrases shall have the meanings respectively assigned to them:

(a)     "§162(m) Covered Officer" shall mean any "covered employee" under (and as defined in) IRC §162(m) for any taxable year (or portion thereof) of the Company if, and only if, the Employee's maximum "remuneration" (as defined in IRC§162(m)(4)(E)) could exceed $1,000,000 if the maximum amount payable under the Company's bonus proposal to the Employee for the year of the Employee's Separation from Service were included in such remuneration (as if all targets were satisfied).

(b)     "Authorized Representative" shall mean, for the Company or any SPAR Affiliate for whom the Employee works, any of (i) the Board, (ii) the Chairman, (iii) any other executive officer of the Company or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee or (iv) any other Representative of the Company or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee and is authorized to do so by the Board, the Chairman or any such executive officer, in each case other than the Employee.

(c)     "Beneficial Owner" shall mean any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), securities issued by the referenced corporation or other entity, whether directly or indirectly, and whether individually, jointly with any other person(s) or otherwise.

(d)     "Board" shall mean the Board of Directors of the Company or (except for purposes of a Change in Control) the applicable SPAR Affiliate.

(e)     "Chairman" shall mean the Chairman of the Company or applicable SPAR Affiliate.

(f)     "Change in Control" shall mean any of the following:

(i)

when any "person" or "group" (as contemplated in Sections 3(a)(9) and 13(d)(3), respectively, of the Securities Exchange Act), becomes a Beneficial Owner of a Majority of Voting Securities issued by the Company, in each case other than any acquisition of SGRP Securities (A) in any transaction covered by and exempted under clause (iv) of this definition, (B) by the Employee or any group of which the Employee voluntarily is a member, (C) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any SPAR Affiliate or (D) by any corporation or other entity if, immediately following such acquisition, the Beneficial Owners of a Majority of Voting Securities of the acquirer (or its ultimate parent) outstanding immediately after such event are either (1) the persons who were the Beneficial Owners of all or substantially all of the voting SGRP Securities immediately prior to such acquisition and in substantially the same proportions as their ownership immediately prior to such event, or (2) by Robert G. Brown and/or William H. Bartels;

(ii)

when individuals who are members of the SGRP Board or SGRP Committee as of the date hereof or who are added as hereinafter provided (the "Incumbent Directors") cease for any reason to constitute at least a majority of the SGRP Board or SGRP Committee, as applicable; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall thereafter be added (for the purposes hereof) as a member of the Incumbent Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation of proxies or consents not by or on behalf of at least a majority of the then Incumbent Directors;

(iii)	when any individual shall become the Chairman of the Company if such individual was not the Chairman of the Company as of the Effective Date;

(iv)

any reorganization, merger or consolidation of the Company or any of its subsidiaries, in each case other than (A) any merger of any SPAR Affiliate (other than the Company) into the Company or any of its subsidiaries as the surviving entity, or (B) one in which all or substantially all of the Beneficial Owners' of the voting SGRP Securities immediately prior to such event are, immediately following such event, Beneficial Owners of a Majority of Voting Securities of either the Company or the surviving entity of a merger with the Company (or its ultimate parent), as the case may be, outstanding immediately after such event and in substantially the same proportions as their ownership immediately prior to such event;

(v)	the approval by the Company's Board or stockholders of a plan of complete liquidation of the Company; or

(vi)

any sale or other disposition by the Company of all or substantially all of its assets, in each case other than (A) any assignment or pledge of all or substantially all of the respective assets and properties of the Company and its subsidiaries to one or more lenders as security for their respective credit, indebtedness and guaranties, (B) any acquisition by the Company or any of its subsidiaries of the assets of any SPAR Affiliate (whether by assignment, merger, liquidation or otherwise), or (C) any transaction in which all or substantially all of the Beneficial Owners' of the voting SGRP Securities immediately prior to such event are, immediately following such event, Beneficial Owners of a Majority of Voting Securities of both the Company and the acquiring entity (or its ultimate parent) outstanding immediately after such event and in substantially the same proportions as their ownership immediately prior to such event;

provided, however, that it shall not constitute a Change in Control under clause (i), (ii), or (iv) of this definition if and for so long as Robert G. Brown retains effective control of the Company and continues to be the Chairman of the Company.

More than one Change in Control may occur hereunder, and if more than one Change in Control has occurred, any reference to Change in Control shall mean the then most recent Change in Control preceding the Employee's Severance Termination (as hereinafter defined).

(g)     "Company's By-Laws" shall mean the By-Laws of the Company, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

(h)    "Confidentiality Agreement" shall mean the Confidentiality, Non-Solicitation and Non-Competition Agreement between the Employee and the Company dated as of August 23, 2016, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

(i)     "Employee's Annual Salary" shall mean the Employee's annual salary rate in effect immediately prior to the Service Termination or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the Service Termination, in each case without regard for any bonus, benefit or allowance.

(j)      "Employee's Daily Salary" shall mean the daily equivalent (i.e., 1/365th or 1/366th, as applicable) of the Employee's Annual Salary.

(k)     "Good Reason" shall mean the occurrence of any of the following events during the Pending Period (as defined below) or Protected Period if not at the Employee's direction or with the Employee's consent in his or her discretion:

(i)

the failure to elect or appoint, or re-elect or re-appoint, the Employee for any period within the Pending Period or Protected Period to, or removal or attempted removal of the Employee from, his position or positions with the Company or applicable SGRP Company (except in connection with the proper termination of the Employee's employment by the Company by reason of death, disability or Termination For Cause);

(ii)	the assignment to the Employee of any duties materially inconsistent with the status of the Employee's office and/or position with the Company;

(iii)

any material adverse change in the Employee's title with the Company or applicable SGRP Company or in the nature or scope of the Employee's authorities, powers, functions or duties respecting the Company or applicable SGRP Company;

(iv)	the willful delay by the Company or applicable SGRP Company for more than ten (10) business days in the payment to the Employee, when due, of any part of his or her compensation;

(v)	a material reduction in the Employee's salary or benefits (other than an incentive or discretionary bonus);

(vi)	a failure by the Company to obtain the assumption of, and agreement to perform, this Agreement by any successor to the Company; or

(vii)

a change in the location at which substantially all of the Employee's duties with the Company or applicable SGRP Company are to be performed in any geographic location materially different from the location in which the Employee is then performing substantially all of his or her duties (excluding those duties performed at home or on the road);

provided, however, that although the appointment of a new Chairman or the loss of a sufficient number of Incumbent Directors may constitute a Change in Control, the appointment of a new Chairman, or requiring the Employee to report to the SGRP Board or a SGRP Committee that has less than a majority of Incumbent Directors, whether in whole or in part, shall not (without more) constitute Good Reason; and provided, further, that Good Reason shall not be considered present unless both (A) the Employee provides written notice to the Company of the existence following a Change in Control of a Good Reason condition described above within a period not to exceed ninety (90) days of the initial existence of the Good Reason condition and (B) the Company does not remedy the condition within thirty (30) days after receipt of such notice (but if remedied the condition shall be considered not to have occurred and not to be a basis for a Severance Termination due to Good Reason). It is intended that "Good Reason" be construed, interpreted and administered as "good reason" (as defined in applicable regulation or other guidance) for purposes of IRC §409A.

(l)       "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as in effect at the applicable time.

(m)     "Majority of Voting Securities" shall mean securities of the referenced person representing more than fifty percent (50%) of the combined voting power of the referenced person's then outstanding securities having the right to vote generally in the election of directors, managers or the equivalent.

(n)     "Offer Letter" shall mean the letter offering at will employment to the Employee by the Company dated as of August 23, 2016, as the same may be extended, supplemented, modified, amended, restated or replaced from time to time in the mutual discretion of the Parties, with the approval of the SGRP Board, in a written document signed by both Parties.

(o)     "Protected Days Remaining" shall mean the number of remaining days in the Protected Period following the Severance Termination date (i.e., the number of days in the total applicable Protected Period minus the number of days in the Employment Period); provided, however, that such number shall be limited to a maximum of 730 days for the purposes of this Agreement.

(p)     "Protected Period" shall mean the period (i) commending on the effective date of the relevant Change in Control (or such earlier date as a pending Change in Control may have led to a Severance Termination hereunder) and (ii) ending on the expiration of the twelve (12) month period commencing on the effective date of the relevant Change in Control. For the sake of clarity, a Protected Period based on a Change in Control shall restart with each new Change in Control during the term of this Agreement so long as the Employee's employment is then continuing with the Company or applicable SPAR affiliate (or their respective successors in any Change in Control, as applicable).

(q)      "Related Document" shall mean the Offer Letter, the Severance Agreement, the Confidentiality Agreement, and this Agreement.

(r)      "Representative" shall mean any subsidiary or other affiliate of the referenced person or any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of the referenced person or of any of its subsidiaries or other affiliates, in each case other than the Employee.

(s)     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any corresponding or succeeding provisions of any applicable law (including those of any state or foreign jurisdiction), and the rules and regulations promulgated thereunder, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(t)     "Separation from Service" shall mean the Employee's "separation from service" in accordance with (and as defined in) IRC §409A(a)(2)(A)(i) with respect to the Employee's employment with the Company or applicable SPAR Affiliate (or their respective successors in any applicable Change in Control, as applicable).. The Employee shall be presumed to have suffered such a "separation from service" even if the Employee continues to provide bona fide services after such termination or separation to the Company or any SPAR Affiliate (or their respective successors in any applicable Change in Control, as applicable), as an independent contractor or otherwise, so long as those services in the aggregate continue at a level that is less than 50% of the average level of those bona fide services performed during the immediately preceding 36-month period (or the entire Employment Period if less than 36 months).

(u)     "Severance Payment Date" shall mean the first to occur of (i) the tenth business day following the Company's receipt of the Release it required under Section 3(a) duly executed by the Employee and such Release is not later revoked by the Employee, provided that such day shall not be sooner than the first business day of the second calendar year if the required return period for such Release overlaps two calendar years, (ii) if the Company gives the Employee notice that it will not require a Release, the tenth business day following the giving of such notice, (iii) if the Company does not send a Release within the thirty day period required under Section 3(a), the tenth business day following the expiration of that period, or (iv) the day (or if not a business day, the immediately preceding business day) that is 2 ½ months after the date of the Severance Termination.

(v)     "SGRP" shall mean SPAR Group, Inc., a Delaware corporation and the Company under this Agreement.

(w)     "SGRP Board" shall mean the Board of Directors of SGRP.

(x)     "SGRP By-Laws" shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

(y)    "SGRP Committee" shall mean the SGRP Board's Audit Committee, the SGRP Board's Compensation Committee, the SGRP Board's Governance Committee or any other committee of the SGRP Board established from time to time, as applicable.

(z)     "SGRP Company" shall mean SGRP or any direct or indirect subsidiary of SGRP (including the Company). The subsidiaries of SGRP at the referenced date are listed in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (a copy of which can be viewed at the Company's website (www.SMFinc.com) under the tab/sub-tab of Investor Relations/SEC Filings).

(aa)     "SGRP Ethics Code" shall mean, collectively, the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of August 13, 2015, and SGRP's Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011, as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee in its or their discretion, as the case may be, all without any notice to or approval from the Employee

(bb)     "SGRP Policies" shall mean any and all of the SGRP's internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including the SGRP Ethics Code) in effect at the applicable time(s), as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee or by the applicable authorized Executive(s) of SGRP (as defined in its By-Laws) in its or their discretion, as the case may be, all without any notice to or approval from the Employee.

(cc)     "SGRP Securities" shall mean any securities issued by SGRP, whether acquired directly from SGRP, in the marketplace or otherwise.

(dd)     "SPAR Affiliate" shall mean and currently includes (without limitation) each of the SGRP Companies, the Company's other affiliates (including, without limitation, SPAR Administrative Services Inc., SPAR Business Services, Inc., and SPAR InfoTech, Inc.), and each other entity under the control of or common control with any of the foregoing entities, in each case whether now existing or hereafter acquired, organized or existing.

(ee)     "SPAR Group" shall mean the SGRP and all of the other SGRP Companies (including the Company) and all of the other SPAR Affiliates.

(ff)     "Tax Adviser" with respect to a referenced determination or calculation shall mean (i) if the required determination or calculation is not a prohibited non-audit service or inconsistent with its independence, the independent public accountants that act as the principal auditors of the Company's financial statements, unless such accountants are unable or unwilling to so act, and (ii) in all other cases, a tax or benefits adviser selected by such accountants on behalf of the Employee and Company, who shall be selected taking into account both experience and reasonableness of cost.

(gg)     "Termination For Cause" shall mean any termination of the Employee for any of the following reasons: (i) the Employee's willful, negligent or repeated breach in any material respect of, or the Employee's willful, negligent or repeated nonperformance, misperformance or dereliction in any material respect of any of his or her duties and responsibilities under, (A) any Related Document or other employment agreement or confidentiality agreement with the Company or any Spar Affiliate, (B) the directives of the Board or any Authorized Representative, (C) the SGRP Ethics Code or other SGRP Policies, or (D) the Company's policies and procedures governing his or her employment, in each case other than in connection with any absence or diminished capacity due to illness, disability or incapacity excused by (1) the policies and procedures of the Company, (2) the terms of his or her employment or (3) the action of the Board or any Authorized Representative; (ii) the gross or repeated disparagement by the Employee of the business or affairs of the Company, any SPAR Affiliate or any of their Representatives that in the reasonable judgment of the Company or applicable SPAR Affiliate has adversely affected or would be reasonably likely to adversely affect the operations or reputation of any such person; (iii) any resume, application, report or other information furnished to the Company or any SPAR Affiliate by or on behalf of the Employee shall be in any material respect untrue, incomplete or otherwise misleading when made or deemed made; (iv) the Employee is indicted for, charged with, admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of (A) any willful dishonesty or fraud (whether or not related to the Company or any SPAR Affiliate), (B) any material breach of any applicable securities or other law, (C) any assault or other violent crime, (D) any theft, embezzlement or willful destruction by the Employee of any asset or property of the Company, any SPAR Affiliate or any of their respective Representatives, customers or vendors, (E) any other misdemeanor involving moral turpitude, or (F) any other felony; (vi) alcohol or drug abuse by the Employee; or (v) any other event or circumstance that constitutes cause for termination of an employee under applicable law and is not described in another clause of this subsection.

Section 3.     At Will Employment and Severance Termination. (a) Introduction. Notwithstanding the potential severance and other benefits under this Agreement, the Employee acknowledges and agrees that the Employee's employment is "at will" and may be modified from time to time and terminated at any time (whether during a Protected Period or otherwise) by the Company in its discretion, for any reason or no reason, and without notice or benefit of any kind, other than any benefit expressly provided under the circumstances pursuant to this Agreement. However, without in any way contradicting, limiting or modifying the "at will" nature of the Employee's employment, if during the period pending the applicable Change in Control (the "Pending Period") or within the Protected Period following the applicable Change in Control, the Employee's employment with the Company or other applicable SGRP Company is terminated (i) by such employer for any reason other than the Employee's death or permanent disability or a Termination For Cause (as reasonably determined by SGRP's Compensation Committee), or (ii) by the Employee for Good Reason, and, in the case of any payment or benefit provided hereunder or portion thereof that is deferred compensation subject to IRC §409A (or would be treated as such deferred compensation if the Employee were an Executive or Officer of SGRP), if either such termination also constitutes a Separation from Service (each of which will be referred to as a "Severance Termination"), the provisions of this Section shall apply and the benefits provided by this Section shall be in lieu of any and all other severance or similar termination benefits that might otherwise apply (which other benefits are hereby waived by the Employee in the event such Severance Termination benefits apply).

(b)     Release and Non-Compete Agreement Required for Severance Benefits. As a condition precedent to the payment of any benefits under this Agreement in the event of a Severance Termination, the Company may in its discretion elect to require execution and delivery by the Employee of (i) a release substantially in the same form as Exhibit A hereto (a "Release"), (ii) a Confidentiality, Non-Solicitation and Non-Competition Agreement (with, among other things, a five year period of confidentiality, a three year period of non-solicitation and a one-year non-compete following termination) substantially in the same form as Exhibit B hereto (a "Non-Compete Agreement"), and confirmatory resignation letters for each applicable SGRP Company substantially in the same form as Exhibit C hereto (each a "Resignation"), by sending to the Employee a Release and a Non-Compete Agreement signed by the Company (and any applicable SPAR Affiliate) within the thirty(30) day period following the date of such Severance Termination (whether or not delivery is accepted by the Employee). If the Employee has not signed the Release, Non-Compete Agreement and Resignations and sent them back to the Company by the last day of the thirty (30) day period following their by the Employee (or if such last day not a business day, the next succeeding business day), then notwithstanding anything else in this Agreement to the contrary, the Company (and any applicable SPAR Affiliate) shall not be required to make, and the Employee shall not be entitled to receive, any severance payments or other benefits under this Agreement.

(c)     Lump Sum Severance Payment; Severance Credit. (i) If a Severance Termination has occurred, then, subject to subsection (b) of this Section, the Company shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SPAR Affiliate to promptly pay) to the Employee severance pay in a lump sum equal to the sum of the following amounts (collectively, the "Severance Payment"):

(A)	The product of the Employee's Daily Salary times the number of Protected Days Remaining (but not more than 730 days).

(B)

the higher of (1) fifteen percent (15%) of such Employee's Annual Salary or (2) the highest annual aggregate bonus amount awarded to the Employee in any of the preceding three employment years, but in any event not more than twenty-five percent (25%) of the Employee's Annual Salary.

(ii) The Employee acknowledges and agrees that the Severance Payment is in lieu of all other salary, bonuses, severance or other compensation that may have been payable to the Employee after or respecting the Severance Termination date (other than under the Severance Agreement), and that the "Severance Payment" under (and as defined in) the Severance Agreement shall be credited against and reduce the amount of any Severance Payment due under this Agreement under the circumstances (e.g., no double dipping). The Company acknowledges and agrees that the Severance Payment is in addition to (and not in limitation of) any and all unpaid salary and other compensation earned by and owed to the Employee for any period ending on or before the date of the Severance Termination (including any period ending on that date due to such termination).

(d)     Vacation Days. If a Severance Termination has occurred, then, subject to subsection (b) of this Section, the Company shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SPAR Affiliate to promptly pay) to the Employee an amount equal to his or her accrued and unused vacation days (if any), computed at the Employee's Annual Salary, which the Company shall pay promptly and in accordance with the applicable policy of the Company (or if changed pending or following the applicable Change in Control, in accordance with the immediately preceding applicable policy of the Company). The Employee acknowledges that personal days and sick days are not vacation days for this or any other purpose.

(e)     Insurance. In addition, during the two-year period following the effective date of any Severance Termination, the Employee and his dependents shall continue to receive the insurance benefits received during the preceding year as well as any additional insurance benefits as may be provided to executive officers or their dependents during such period in accordance with the Company's policies and practices. The Employee's required co-payments shall not exceed those payable by the other executive officers of the SPAR Group so long as the Employee has timely complied with subsection (a) of this Section. Any applicable COBRA time periods and rights shall run concurrently with the provision of such insurance.

(f)     Stock Compensation Awards. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, each stock compensation award granted to the Employee that has not, by its express terms, vested shall be deemed to have vested on the date of any Severance Termination, and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such option, which period shall be determined as if the Severance Termination were a permitted retirement (irrespective of age or subsequent employment) of the Employee for the purpose of interpreting the provisions of any of the Company's stock compensation plans or awards to the Employee; provided, however, that if payment or settlement of any such stock compensation award at such time would result in a prohibited acceleration or deferral under IRC §409A, then such award shall be paid or settled at the time the award would otherwise have been paid or settled under the applicable plan or arrangement relating to such award absent such prohibited acceleration or deferral.

(g)     401k. If a Severance Termination has occurred, then, subject to subsection (a) of this Section, on October 15 of the year following the Severance Termination the Company shall pay to the Employee an amount equal to the 401k matching contribution for the year of his Severance Termination in accordance with the Company's 401(k) Plan as if the Employee had been employed for more than 1000 hours during the plan year and employed on the last day of the plan year.

(h)     Illness not affecting Good Reason. The Employee's right to terminate his employment for Good Reason pending or following a Change in Control shall not be affected by his illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate his or her employment by reason thereof.

(i)     Parachute Payments. Notwithstanding any other provision of this Section, if it is determined that part or all of the compensation or benefits to be paid to the Employee under this Agreement in connection with the Employee's Severance Termination, or under any other plan, arrangement or agreement, constitutes a "parachute payment" under IRC §280G(b)(2), then the amount constituting a parachute payment that would otherwise be payable to or for the benefit of the Employee shall be reduced (if required under such applicable law), but only to the extent necessary, so that such amount would not constitute a parachute payment. In the event a reduction is required, cash payments shall be reduced first, and then compensation and benefits not payable in cash shall be reduced, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of the reduction and in each case after giving effect to any payments and benefits that may have been received prior to termination. Any determination that a payment constitutes a parachute payment shall be made as promptly as practicable following the Employee's termination of employment (but not later than the date payment is required under subsection (b) of this Section) by the Tax Adviser (at the expense of the Company), whose determination shall be final and binding in all cases. Unless the Employee is given notice that a payment (or payments) will constitute a parachute payment prior to the earlier of (1) receipt of such payments or (2) the tenth (10th) business day following his or her Severance Termination, no payment (or payments) shall be deemed to constitute a parachute payment. If the determination made pursuant to this subsection would result in a reduction, the Tax Adviser also shall determine which and how much of any particular entitlement shall be so reduced (to the extent required under such applicable law), in each case after giving effect to any payments and benefits that may have been received prior to such termination, and shall advise the Employee and Company in writing within ten (10) business days of the determination of the reduction in payments.

(j)     Company's Obligations. The Company shall (or shall cause the applicable SPAR Affiliate to) pay to, or distribute to or for the benefit of, the Employee such amounts as are then due to the Employee under this Agreement and shall timely pay to, or distribute to or for the benefit of, the Employee in the future such amounts as become due to the Employee under this Agreement.

(k)     Extension of Benefits. Except as otherwise specified in this Section, any extension of benefits following a Severance Termination shall be deemed to be in addition to, and not in lieu of, any period for benefits continuation provided for by applicable law at the Company's, the Employee's or his dependents' expense, as applicable.

(l)     Temporary Suspension of Section's Benefits. Notwithstanding any other provision of this Section, to the extent permitted under IRC §409A, in the event that the Employee's Termination For Cause pending or following a Change in Control is solely based on the Employee having been indicted for or charged with any one or more of the deeds described in clause (iv) of the definition of Termination For Cause and there is a bona fide dispute as to whether any such deed(s) occurred, the payments and benefits of this Section (other than those under subsections (c), (d) and (j) hereof respecting vacation pay, insurance and the like) shall be temporarily withheld until the bona fide dispute is considered settled, which settlement shall be deemed to occur at such time as either:

(i)

the first to occur of (A) the final determination by an appropriate authority (including an arbitrator) that the Employee is not guilty or is acquitted of such deed(s), (B) the Company's written acknowledgement that the Employee is not guilty or acquitted of such deed(s) or the substantive equivalent or any settlement with the Employee to any such effect, or (C) the passage of twelve months following such termination without the good faith prosecution (criminal or civil) of the Employee for or arbitration of such deed(s) (the first of which occurs being the "Resolution Date"), in any which case the termination shall be deemed a Severance Termination and, subject to subsection (a) of this Section, the Employee shall be entitled at such time, with (where applicable) payment or commencement, as applicable, to be made within ten business days after the Resolution Date but in no event later then the end of the calendar year containing the Resolution Date, to all the benefits of this Section as of the Severance Date , plus (y) interest at the prime rate per annum on the unpaid amounts outstanding from time to time from the Severance Date through the Resolution Date (the "Resolution Period"), plus (z) an extension of the Employee's benefit periods under subsections (d) and (i) of this Section and stock compensation award exercise period(s) under subsection (e) of this Section equal to the length of the Resolution Period; provided, however, that the extension of the extension of the Employee's stock compensation award exercise period(s) under subsection (e) of this Section shall not extend the exercise period beyond the original term of each stock option (determined without regard to early termination due to cessation of employment); or

(ii)

the Employee admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of such deed(s), in any which case the Employee shall not be entitled to any of the benefits of this Section, any salary or bonus pending such resolution, any of the benefits of subsection (c) hereof or any further payments or benefits hereunder other than benefits continuation provided for by applicable law.

(m)     Employee's Estate. In the event the Employee shall die after a Severance Termination (including, without limitation, during the Resolution Period), this Agreement and the benefits of this Section shall inure to the benefits of the estate, heirs and legal representatives of the deceased Employee in accordance with his or her will or applicable law, as the case may be.

(n)     IRC §409A Override; Voluntary Early Payment. Notwithstanding anything to the contrary in this Agreement, (A) the Company and the SPAR Affiliates do not warrant or guaranty compliance with IRC §409A, (B) the Company and the SPAR Affiliates shall not be liable for any taxes should the Employee be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A, (C) it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to IRC §409A (and not exempt) shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of IRC §409A to avoid any unfavorable tax consequences, and (D) without limiting the generality of the foregoing, the following specific rules shall apply in connection therewith:

(i)

any bonus payments due hereunder that would be penalized under IRC §409A if paid later pursuant to the terms hereof shall instead be paid to the Employee by no later than 2 1/2 months after the end of the calendar year in which the Employee's rights to such bonus payments first vested for purposes of IRC §409A;

(ii)

if any bonus payments are accelerated hereunder to an earlier payment time that would result in a prohibited acceleration under IRC §409A, then such amount shall instead be paid at the time the amount would otherwise have been paid absent such prohibited acceleration;

(iii)

subject to any applicable prohibition on acceleration of payment under IRC §409A, the Company may, at any time and in its sole discretion, make a lump-sum payment of or all amounts, or any or all remaining amounts, due to the Employee under this Agreement;

(iv)	all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of and to the fullest extent allowed by IRC §409A;

(v)

the payments or provision of benefits that are considered to be deferred compensation subject to IRC §409A (e.g., not exempt) in connection with the Employee's Separation from Service shall be delayed, to the extent applicable, until six months after the separation from service, or, if earlier, the Employee's death, if the Employee is a "specified employee" under IRC §409A (the "409A Deferral Period"); payments that are otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends; payments that are due to be made in installments or periodically after the 409A Deferral Period shall be made as scheduled; any benefits that are required to be deferred under IRC §409A during the 409A Deferral Period may be provided during such period at the Employee's expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends; and payments and benefits that are due to be made or provided in installments or periodically after the 409A Deferral Period shall be made or provided as scheduled;

(vi)

if this Agreement provides for reimbursements that constitute deferred compensation for purposes of IRC §409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred; and

(vii)

if, after application of the foregoing rules and the other provisions of this Agreement (as and to the extent applicable) the Employee would still be reasonably likely to be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A under any provision of this Agreement, then effective as of the effective date of this Agreement, (A) if such provision could be amended to eliminate such violation, such provision shall be deemed to have been amended as to the extent necessary to eliminate such violation, and (B) if such provision could not be amended to eliminate such violation, such provision shall be deemed to have been deleted.

Section 4.     Waivers of Notice, Etc. Each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever each and all of the following: (a) delivery or acceptance and notice of any delivery or acceptance of this Agreement; (b) notice of any action taken or omitted in reliance hereon; (c) notice of any nonpayment or other event that constitutes, or with the giving of notice or the passage of time (or both) would constitute, any nonpayment, nonperformance, misrepresentation or other breach or default under this Agreement; (d) notice of any material and adverse effect, whether individually or in the aggregate, upon the assets, business, cash flow, expenses, income, liabilities, operations, properties, prospects, reputation or condition (financial or otherwise) of a Party, its Representative or any other person; and (e) any other proof, notice or demand of any kind whatsoever with respect to any or all of a Party's obligations or promptness in making any claim or demand under this Agreement.

Section 5.     Mutual Consent to Governing Law. To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of New York, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. The preceding consents to governing law have been made by the Parties in reliance on applicable law, including (without limitation) Section 5-1401 of the General Obligations Law of the State of New York, as amended, as and to the extent applicable.

Section 6.     Mutual Consent to Arbitration and New York Jurisdiction, Etc. (a) Any unresolved dispute or controversy under this Agreement other than any Arbitration Exclusion shall be settled exclusively by arbitration conducted by the American Arbitration Association ("AAA") in accordance with the AAA's Commercial Arbitration Rules then in effect ("AAA Rules") and held in Westchester County, New York. However, no Party shall be required to arbitrate any Arbitration Exclusion, and any Party may pursue any Arbitration Exclusion through any action, suit, proceeding or other effort independent and irrespective of any pending or possible arbitration. "Arbitration Exclusion" shall mean any injunctive or similar equitable relief, any defense or other indemnification by the other Party, the scope or applicability of this arbitration provision, any enforcement of any arbitration or court award or judgment in any jurisdiction or any appeal of any lower court or arbitration decision sought by a Party, and at the option of such seeking Party, any damages or other applicable legal or equitable relief reasonably related to any of the forgoing exclusions. Any Party may object to any proposed arbitrator that (in its reasonable judgment) is not a disinterested unrelated third party or does not have at least a basic knowledge of merchandising businesses, accounting practices and generally accepted accounting principles. The arbitrator(s) shall determine each claim or severable part thereof in accordance with the provisions of this Agreement, shall use supportable quantifiable calculations in determining amounts, shall not add to, detract from, or modify any provision of this Agreement, and shall not "split the difference" or use other similar allocation methods. Discovery will be strictly limited to documents of the Parties specifically applicable to the claims, excluding, however, those documents protected by attorney/client, accountant or other professional or work product privilege (which have not been waived).

(b)     The Parties each hereby consents and agrees that any state or federal court sitting in White Plains, New York, each shall have non-exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties under or related to this Agreement respecting any Arbitration Exclusion or other matter under this Agreement that is not subject to arbitration hereunder; provided, however, that such consent shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere or to voluntarily commence or join any action, suit or proceeding in any other jurisdiction having proper jurisdiction and venue.

(c)     The preceding consents to the jurisdiction and venue of such arbitrations and courts have been made by the Parties in reliance (at least in part) on Section 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), other applicable law, and the rules of the AAA. No Party will raise, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense to any such jurisdiction as an inconvenient forum, or to any deference to or delay for any arbitration respecting any counterclaim or other matter relating to any Arbitration Exclusion. Except as otherwise provided in this Agreement: (i) in any arbitration, each Party shall pay its own expenses in such matter, including the fees and disbursements of its own attorneys, and half of the fees and expenses of the AAA and the arbitrator(s) costs, as applicable in each case irrespective of outcome; and (ii) in any action, suit or proceeding (other than arbitration), the predominately losing Party shall pay the costs and expenses of the predominately winning Party, including the fees and disbursements of the Parties' respective attorneys and all court costs.

Section 7.     Notice. Any notice, request, demand, service of process or other communication permitted or required to be given to a Party under this Agreement shall be in writing and shall be sent to the applicable Party at the address set forth on the signature page below (or at such other address as shall be designated by notice to the other Party and Persons receiving copies), effective upon actual receipt (or refusal to accept delivery) by the addressee on any business day during normal business hours or the first business day following receipt after the close of normal business hours or on any non-business day, by FedEx (or other equivalent national or international overnight courier) or United States Express Mail, certified, registered, priority or express United States mail, return receipt requested, telecopy, or messenger, by hand or any other means of actual delivery. The Employee also may use and rely on the accuracy of the address of the SGRP designated as its executive office in its most recent filing under the Securities Exchange Act as the Company's address for notices hereunder. The Parties acknowledge and agree that such actual receipt will be presumed with, among other things, evidence of the signature by a Representative of, or adult in the same household as, the receiving Party on a return receipt, courier manifest or other courier's acknowledgment of delivery or receipt.

Section 8.     Interpretation, Headings, Etc. In this Agreement: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any bold text, italics, underlining or other emphasis, any table of contents, or any caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of this Agreement; (c) the word "event" shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) this Agreement includes each schedule and exhibit hereto, all of which are hereby incorporated by reference into this Agreement, and the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement (including all schedules and exhibits hereto) and the applicable statement(s) of work as a whole and not to any particular provision of any such document; (e) the words "include", "includes" and "including" (whether or not qualified by the phrase "without limitation" or the like) shall not in any way limit the generality of the provision preceding such word, preclude any other applicable item encompassed by the provision preceding such word, or be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word "or" shall have both the inclusive and alternative meaning represented by the phrase "and/or"; (g) each reference to any financial or reporting control or governing document or policy of SPAR shall include those of its ultimate parent, SPAR Group, Inc., or any Nasdaq or SEC rule or other applicable law, whether generically or specifically, shall mean the same as then in effect; and (h) each provision of this Agreement shall be interpreted fairly as to each Party irrespective of the primary drafter of such provision.

Section 9.     Survival of Agreements, Etc. Each of the representations and warranties (as of the date(s) made or deemed made), covenants, waivers, releases and other agreements and obligations of each Party contained in this Agreement: (a) shall be absolute, irrevocable and unconditional, irrespective of (among other things) (i) the validity, legality, binding effect or enforceability of any of the other terms and provisions of this Agreement or any other agreement (if any) between the Parties, or (ii) any other act, circumstance or other event described in this Section; (b) shall survive and remain and continue in full force and effect in accordance with their respective terms and provisions following and without regard to (i) the execution and delivery of this Agreement and each other agreement (if any) between the Parties and the performance of any obligation of such Party hereunder or thereunder, (ii) any waiver, modification, amendment or restatement of any other term or provision of this Agreement or any other agreement (if any) between the Parties (except as and to the extent expressly modified by the terms and provisions of any such waiver, modification, amendment or restatement), (iii) any full, partial or non-exercise of any of the rights, powers, privileges, remedies and interests of a Party or any SPAR Affiliate under this Agreement, any other agreement (if any) between the Parties or applicable law against such other Party or any other person or with respect to any obligation of such Party, which exercise or enforcement may be delayed, discontinued or otherwise not pursued or exhausted for any or no reason whatsoever, or which may be waived, omitted or otherwise not exercised or enforced (whether intentionally or otherwise), (iv) any extension, stay, moratorium or statute of limitations or similar time constraint under any applicable law, (v) any pledge, assignment, sale, conveyance or other transfer by the Company (in whole or in part) to any other person of this Agreement or any other agreement (if any) between the Parties or any one or more of the rights, powers, privileges, remedies or interests of the Company therein, (vi) any act or omission on the part of the Company, any SPAR Affiliate, any of their respective Representatives or any other person, (vii) any termination or other departure of the Employee from his or her employment, whether for cause or otherwise, or any dispute involving any aspect of such employment; or (viii) any other act, event, or circumstance that otherwise might constitute a legal or equitable counterclaim, defense or discharge of a contracting party, co-obligor, guarantor, pledgor or surety; in each case without notice to or further assent from the Employee or any other person (except for such notices or consents as may be expressly required to be given to such Party under this Agreement or any other agreement (if any) between the Parties); (c) shall not be subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination that the Employee may have against the Company, any SPAR Affiliate, any of their respective Representatives or any other person; (d) shall not be diminished or qualified by the death, disability, dissolution, reorganization, insolvency, bankruptcy, custodianship or receivership of Party or any other person, or the inability of any of them to pay its debts or perform or otherwise satisfy its obligations as they become due for any reason whatsoever; and (e) with respect to any provision expressly limited to a period of time, shall remain and continue in full force and effect (i) through the specific time period(s) and (ii) thereafter with respect to events or circumstances occurring prior to the end of such time period(s).

Section 10.     Mutual Successors and Assigns, Assignment; Intended Beneficiaries. All representations, warranties, covenants and other agreements made by or on behalf of each Party in this Agreement shall be binding upon the heirs, successors, assigns and legal representatives of such Party and shall inure to the benefit of the heirs, successors, assigns, and legal representatives of each other Party; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any rights or obligations under this Agreement to any other person, and the Employee agrees to not make any such assignment. The representations, agreements and other terms and provisions of this Agreement are for the exclusive benefit of the Parties hereto and the SPAR Affiliates, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party. The provisions of this Agreement are expressly intended to benefit each of the members of the SPAR Group, who may enforce any such provisions directly, irrespective of whether the Company participates in such enforcement. However, no SPAR Affiliate shall have, or shall be deemed or construed to have, any obligation or liability to the Employee under this Agreement or otherwise.

Section 11.    Mutual Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by a court or other governmental authority, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under applicable law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; and (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law.

Section 12.     Mutual Waivers and Cumulative Rights. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, remedy, interest or entitlement hereunder shall deemed or construed to be a waiver thereof, (b) no single or partial exercise thereof shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, remedies, interests and entitlements under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, remedy, interest or entitlement provided by this Agreement or applicable law.

Section 13.     Mutual Waiver of Jury Trial; All Waivers Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought by any Party hereto against any other Party, each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

Section 14.     Mutual Counterparts and Amendments. This Agreement or any supplement, modification or amendment to or restatement of this Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of its signatories. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the Parties hereto specifically referencing this Agreement by date, title, parties and provision(s) being amended, and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each Party against whom enforcement thereof may be sought.

Section 15.     Entire Agreement. Each Party acknowledges and agrees that, in entering into this Agreement and the other Related Documents, it has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any of its subsidiaries or other Affiliates, or any of their respective Representatives, respecting any of the matters contained in this Agreement or any other Related Document except for those expressly set forth in this Agreement and the other Related Documents. This Agreement (including all exhibits and schedules) and the other Related Documents contain the entire agreement and understanding of the Parties and supersede and completely replace all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all letters of intent, term sheets, existing agreements, offers, requests, responses and proposals and any other severance or termination arrangement or policy of the Company), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement and the other Related Documents, as applicable.

In Witness Whereof, the Parties hereto have executed and delivered this Agreement (including all schedules and exhibits hereto) through their duly authorized signatories on the dates indicated below and intend to be legally bound by this Agreement as of the Effective Date.

COMPANY:	EMPLOYEE:
SPAR Group, Inc.	Scott Popaditch

By:
[ ▲ Executive's Signature ▲]	[ ▲ Employee's Signature ▲ ]
Executive's Name:
Executive's Title:	Scott Popaditch
[Employee's Name ▲ Please Type or Print]
Date Signed: August 23, 2016	Date Signed: August 23, 2016

Company's Current Address:	Employee's Current Address:
SPAR Group, Inc.	→ Scott Popaditch
333 Westchester Avenue, South Building, Suite 204,	→625 Bentley Lane
White Plains, New York 10604	→ Maitland, FL 32751